EXHIBIT 99.1

                     MASON OIL AGREES TO ACQUIRE BRANDMAKERS

         Acquisition Represents a Change in Business Focus for Mason Oil



SARASOTA, FLORIDA AND LAWRENCEVILLE, GEORGIA

Mason Oil Company, Inc. ("Mason")(OTC BB: MSNO) and BrandMakers, Inc. ("BrandMakers") jointly announced today that they have executed an agreement pursuant to which, subject to the satisfaction of certain conditions, Mason would acquire substantially all of the assets of BrandMakers, a closely held Georgia corporation. This transaction represents a change in Mason's business focus. BrandMakers is a diversified company engaged in telecommunications, internet technology, software and advertising. Following the transaction, Mason expects to direct its business efforts toward the advancement of the businesses previously pursued by BrandMakers.

Mason has previously been positioning itself to participate in acquisition, development and operation of selected oil and gas properties, primarily in Australia and Southeast Asia. Due to inability to obtain the financing required to further pursue such efforts, Mason has explored alternative business opportunities. Mason is pleased to announce the execution of the agreement with BrandMakers as the culmination of this effort.

The BrandMakers assets will be acquired in consideration for the issuance of 89,000,000 shares of Mason's Common Stock. After giving effect to the transaction, BrandMakers or its shareholders would hold shares representing an approximately 85% equity interest in Mason.

The closing of the transaction is subject to the fulfillment of certain conditions, including satisfactory completion of Mason's due diligence review of BrandMakers' business and assets, receipt of all requisite consents and authorizations, and satisfaction of certain obligations currently owed by Mason. Upon the closing of the transaction, the Mason Board of Directors and officers will be reconstituted to reflect the new stock ownership. Disposition of Mason's current interests and licenses with respect to petroleum exploration and production properties, as well as other existing assets, will be considered following the acquisition. It is anticipated that an amendment of Mason's Articles of Incorporation will be proposed to effect a name change, consistent with the change in business focus.

This news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to a risk that the closing of the above-referenced transaction will not occur, due to a failure of the various conditions thereto.


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      Contacts:

            For Mason Oil Company, Inc.
            Paul B. Ingram, President
            (941) 351-3102


            For BrandMakers, Inc.
            Geoff Williams, President
            (770) 338-1958